Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES UNIT SPLIT AND EARNINGS FOR FIRST QUARTER 2014
PHILADELPHIA, May 6, 2014 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced its results for the first quarter ended March 31, 2014. Adjusted EBITDA for the three months ended March 31, 2014 was $208 million, compared to $236 million for the three months ended March 31, 2013. Net income attributable to partners for the first quarter 2014 was $107 million ($0.66 per limited partner unit diluted), compared with $140 million ($1.09 per limited partner unit diluted) for the first quarter 2013. Highlights include:

•	Distributable cash flow of $158 million for the first quarter 2014

•	Eighth consecutive distribution increase of at least 5 percent; twenty-one percent distribution increase to $2.78 (annualized) compared to the first quarter 2013

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 3.0x calculated in accordance with our credit agreement

•	Established an at-the-market equity offering program up to $250 million

•	Acquired additional ownership interests in Explorer Pipeline for $42 million

•	Successfully completed $1.0 billion in debt financing in April to finance our expansion capital program
"New assets continue to generate increasing fee-based, long-term cash flow to help offset the margin decline which we expected in our crude marketing business," said Michael J. Hennigan, president and chief executive officer. "Our first quarter results demonstrate this as we saw year-over-year growth in three of our four segments. Our Permian Express 1 and Longview Access projects bolstered our Crude Pipeline earnings. We continue to see growth in our Terminal Facilities, particularly with the expanded oil flows through Nederland and with our growing butane blending business. In addition, with the startup of our Mariner West project, our Refined Products Pipelines earnings have increased as we begin to convert under-performing gasoline and distillate pipeline assets to higher demand natural gas liquid service."
On the Partnership’s 2014 organic capital program, Hennigan noted, "We now expect our 2014 organic growth to be approximately $1.7 billion, almost twice as much as our record 2013 organic program of $965 million. This increase from our previous guidance reflects the inclusion of our successful Permian Express 2 open season as well as some capital spend timing updates on our previously announced projects."
Sunoco Logistics also announced today a two-for-one split of the Partnership’s common units. The unit split will be effective on June 12, 2014 through a distribution of one additional common unit for every one unit owned as of the record date, which will be June 5, 2014.
Speaking on the announced two-for-one unit split Hennigan said, "With the continued success in our growth program, and in order to make our units more liquid and accessible to a broader retail investor base, we are pleased to announce another unit split. This two-for-one unit split reflects our continued confidence in our strategy and our commitment to growing our cash flow over the near and long term."

DETAILS OF FIRST QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended March 31,
	2014	2013	Variance
	(in millions)
Crude Oil Pipelines	$93	$61	$32
Crude Oil Acquisition and Marketing	12	112	(100)
Terminal Facilities	86	54	32
Refined Products Pipelines	17	9	8
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$208	$236	$(28)
(1) For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.
Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $32 million due primarily to higher throughput volumes largely attributable to expansion projects supporting the demand for West Texas crude oil which began operating in 2013. Higher pipeline tariffs and the timing of maintenance and pipeline integrity costs also contributed to the increase. These improvements were partially offset by lower pipeline operating gains, increased utility expenses associated with higher throughput volumes and increased environmental remediation costs.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment was $12 million compared to $112 million in the prior year period. The decrease was primarily associated with lower crude oil margins driven by significantly contracted crude differentials compared to the prior year period. This impact was partially offset by increased crude oil volumes resulting from higher market demand and the expansion in our crude oil trucking fleet.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $32 million due primarily to higher volumes and increased margins from our refined products acquisition and marketing activities and improved contributions from the Nederland terminal attributable to higher throughput volumes. These improvements were partially offset by lower results from the refined products terminals and the Marcus Hook facility.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment increased $8 million to $17 million for the first quarter 2014 compared to the prior year period. The increase was due primarily to operating results from the Mariner West project, which commenced operations in the fourth quarter 2013. This improvement was partially offset by higher operating expenses which included increased utility and maintenance costs.
FINANCING UPDATE
Net interest expense was $16 million for the three months ended March 31, 2014 compared to $19 million for the prior year period. These amounts included amortization of $4 and $6 million, respectively, on the fair value adjustments recorded on our long-term debt. Excluding these non-cash items, net interest expense decreased $5 million to $20 million compared to the prior year period due primarily to higher capitalized interest associated with our expansion capital program.
In the first quarter 2014, we filed a registration statement and established an at-the-market equity offering program. The program allows us to issue up to $250 million of common units directly to the public and raise capital in a timely and efficient manner to finance our growth capital program, while supporting our investment grade credit ratings. We have not yet issued equity under the program.
In April 2014, we issued $300 million of 4.25 percent Senior Notes and $700 million of 5.30 percent Senior Notes, due April 2024 and April 2044, respectively. The net proceeds were used to pay down outstanding borrowings under our $1.50 billion credit facility and for general partnership purposes.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2014	2013
	(in millions)
Expansion capital expenditures	$465	$136
Maintenance capital expenditures	18	4
Investment in joint venture interests	42	—
Total	$525	$140
Our expansion capital spending for the three months ended March 31, 2014 included projects to: invest in the previously announced Mariner and Allegheny Access projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our refined products acquisition and marketing business; and upgrade the service capabilities at the Nederland and Eagle Point terminals. We expect total expansion capital spending, excluding major acquisitions, to be approximately $1.7 billion in 2014. Maintenance capital spending is expected to be approximately $70 million in 2014. These expenditures will be funded from cash provided by operations, proceeds from debt and equity offerings, and proceeds from borrowings under our $1.50 billion credit facility.
INVESTOR CALL
We will host a conference call regarding first quarter results on Wednesday, May 7, 2014 at 8:30 am ET (7:30 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-800-839-1156. International callers should dial 1-402-998-0972.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014, and in the Partnership’s subsequent Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended March 31,
	2014	2013	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$4,477	$3,512	$965

Cost of products sold	4,210	3,224	986
Operating expenses	34	26	8
Selling, general and administrative expenses	37	33	4
Depreciation and amortization expense	69	64	5
Total costs and expenses	4,350	3,347	1,003
Operating Income	127	165	(38)
Interest cost and debt expense, net	(26)	(24)	(2)
Capitalized interest	10	5	5
Other income	4	2	2
Income Before Provision for Income Taxes	115	148	(33)
Provision for income taxes	(5)	(6)	1
Net Income	110	142	(32)
Less: Net Income attributable to noncontrolling interests	(3)	(2)	(1)
Net Income Attributable to Partners	$107	$140	$(33)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$107	$140	$(33)
Less: General Partner's interest	(38)	(27)	(11)
Limited Partners' interest in Net Income	$69	$113	$(44)

Net Income per Limited Partner unit:
Basic	$0.66	$1.09

Diluted	$0.66	$1.09

Weighted Average Limited Partners' units outstanding:
Basic	104.0	103.8

Diluted	104.5	104.1

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	March 31, 2014	December 31, 2013
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$140	$39

Advances to affiliated companies	$14	$239

Revolving credit facilities (1)	$985	$235
Senior Notes	1,975	2,150
Unamortized fair value adjustments (2)	116	120
Unamortized bond discount	(3)	(2)
Total Debt	$3,073	$2,503

Sunoco Logistics Partners L.P. equity	$6,207	$6,204
Noncontrolling interests	122	121
Total Equity	$6,329	$6,325

(1)	In April 2014, we repaid the outstanding balance under our $1.50 billion credit facility using proceeds from the April 2014 senior notes offering.

(2)
In connection with the application of push-down accounting, our senior notes were adjusted to fair value upon the closing of the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$131	$95
Crude Oil Acquisition and Marketing	4,094	3,259
Terminal Facilities	287	183
Refined Products Pipelines	41	30
Intersegment eliminations	(76)	(55)
Total sales and other operating revenue	$4,477	$3,512

	Three Months Ended March 31,
	2014	2013
	(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$93	$61
Crude Oil Acquisition and Marketing	12	112
Terminal Facilities	86	54
Refined Products Pipelines	17	9
Total Adjusted EBITDA	$208	$236

	Three Months Ended March 31,
	2014	2013
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of barrels per day ("bpd"))	2,041	1,582
Pipeline revenue per barrel (cents)	71.6	67.0

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	840	750
Gross profit per barrel purchased (cents) (1)	21.1	172.0
Average crude oil price (per barrel)	$98.61	$94.34

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	413	414
Nederland terminal	1,322	850
Refinery terminals	226	325

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	521	522
Pipeline revenue per barrel (cents)	88.3	62.9

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Net Income	$110	$142
Interest expense, net	16	19
Depreciation and amortization expense	69	64
Provision for income taxes	5	6
Non-cash compensation expense	5	4
Unrealized gains on commodity risk management activities	(1)	(3)
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	4	4
Adjusted EBITDA (1)	208	236
Interest expense, net	(16)	(19)
Provision for income taxes	(5)	(6)
Amortization of fair value adjustments on long-term debt	(4)	(6)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(6)	(3)
Maintenance capital expenditures	(18)	(4)
Distributable cash flow attributable to noncontrolling interests	(4)	(3)
Contributions attributable to acquisition from affiliate	3	—
Distributable Cash Flow (1)	$158	$195

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.